5.       Acquisitions
On June 25, 1999 several of the Funds acquired the net assets of various common trust funds managed by FUNB. These acquisitions were accomplished through taxable or tax-free exchanges of Class I shares of each Fund. The value of total shares issued, net assets acquired and unrealized appreciation of each Fund were as follows:

                                     Total           Total        Unrealized
Acquiring    Common Trust            Shares        Net Assets    Appreciation
  Fund       Fund Acquired           Issued         Acquired     (Depreciation)
-------------------------------------------------------------------------------
Limited     CoreFund Intermediate
Duration    Bond Trust              10,728,927     109,605,697      (334,385)
Fund        CoreFund Intermediate
            Fund                     4,178,636       42,688,717      (21,833)
            CoreFund Intermediate
            Bond Fund                8,812,023       90,022,769          -
                                ----------------------------------------------
                                    23,719,586     242,317,183      (356,218)

Income      CoreFund Fixed
Plus Fund   Income Fund             45,904,652     248,651,717     (5,968,898)
            CoreFund Bond Trust     66,765,388     361,649,581     (6,978,079)
                                 ----------------------------------------------
                                   112,670,040     610,301,298    (12,946,977)

Core        CoreFund Charitable
Bond Fund   Fixed Income Trust      10,632,584     106,874,434     (2,608,935)
            CoreFund Bond Fund      20,219,688     203,240,383          -
            Signet Premium
            Income Fund                210,985       2,120,717       (32,764)
                                 ----------------------------------------------
                                    31,063,257     312,235,534     (2,641,699)

Intermediate
Bond Fund   CoreFund Delaware
            Municipal Bond Fund      644,587       40,425,308       304,901




On June 4, 1999, Core Bond Fund acquired all of the net assets and certain liabilities of the Tattersall Bond Fund ("Tattersall") an open-end, management investment company, registered under 1940 Act, through a tax-free exchange of Class I and Class IS shares. The acquired net assets consisted primarily of portfolio securities with unrealized depreciation of $1,251,269. The aggregate net assets of Tattersall and Core Bond Fund immediately before the acquisition were $109,122,148 and $592,389,300, respectively. The aggregate net assets of Core Bond Fund after the acquisition were $701,511,448. Since TAG was expected to be the investment adviser to Core Bond Fund, after the acquisition, and that Core Bond Fund is managed in accordance with Tattersall's investment objective and policies, it was determined that Tattersall is the accounting and performance survivor of this reorganization and as such its basis of accounting for assets and liabilities and its operating results for prior periods are carried forward. Tattersall changed its fiscal year from March 31 to September 30, effective September 30, 1999. The above amounts are reflected in proceeds from shares sold in both the Statements of Changes in Net Assets and Capital Shares Transactions.